Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-128798, No. 333-128799 and No. 333-128800 and Form S-8 No. 333-119516 and No. 333-139085) of Eagle Hospitality Properties Trust, Inc., and in the related Prospectuses of our reports dated February 20, 2007 with respect to the consolidated financial statements and schedule of Eagle Hospitality Properties Trust, Inc., Eagle Hospitality Properties Trust, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Eagle Hospitality Properties Trust, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Chicago, Illinois

February 20, 2007